                                                                    EXHIBIT 10.1


                               CONTRACT NO. 3845

                                    BETWEEN

                          BP EXPLORATION (ALASKA) INC.

                                      AND

                           PROFILE TECHNOLOGIES, INC.


THIS SERVICE AGREEMENT is by, and between, BP EXPLORATION (ALASKA) INC., ("BPXA" or "Operator"), and PROFILE TECHNOLOGIES, INC. ("Contractor").

In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually agree as follows:

1.   STATEMENT OF WORK/SERVICES
     --------------------------

     Contractor shall Perform Electromagnetic Wave Inspection of Below-Ground Piping on approximately 200 pipe segments located in road/animal crossings. Inspection results of each segment shall be provided to Operator no later than 30 days after completion of inspection by Contractor. Format of report shall be as agreed by Operator's Technical Representative.

     Contractor to provide following:
     -------------------------------
     1. All equipment and supplies for conducting the inspection, including the drills and cutters needed to cut TML holes
     2. A two man field crew composed of an operator and an assistant, plus a second crew and inspection system if necessary to provide timely completion of your Scope of Work
     3. Completed inspection on an average of five (5) pipes through either road or caribou crossings for each shift in which we have access to the crossings for a minimum of nine (9) hours
     4. A Daily Activity Report (time log) and a Scan Setup Sheet listing the piping inspected will be provided for each shift within 24 hours
     5. The Final Report which will present the detailed results, and will rank the relative condition of the pipe segments will be provided within two weeks of our demobilization.

     Operator to provide following:
     -----------------------------
     1. Air transportation to the Prudhoe Bay field for both personnel and equipment
     2.   On-site transportation and subsistence for the crew(s)
     3. Assistance in accessing each location to be tested, including snow removal and permitting, if necessary.
     4.   A generator to provide 110V power of at least 4KW
     5. An inspection vehicle that can house the computer and electronic hardware
     6. A small office in which Contractor may work out of while working on the North Slope. Office will have phone and fax capability so that Contractor may communicate with their New York office.
     7. Piping layouts and/or the pertinent information required to properly, unambiguously identify each pipe to be inspected.

     Attendance is Operator's North Slope Unescorted Training Class is required for all Contractor's employees that will be traveling to Prudhoe Bay, AK and working on or around Operator's facilities. This class will be provided by Operator and attendance will be coordinated by Operator's Technical Representative.

2.  COMPENSATION
    ------------

     As total consideration for all work performed and/or services rendered hereunder, Contractor agrees to invoice Operator and Operator agrees to pay Contractor in accordance with the following:

     2.1  Payment Schedule:
          -----------------

          . Nine hundred dollars ($900) per pipe segment inspected which shall include the labor required to perform the inspection, plus cut and subsequently seal the TML holes, if they are required. This per-unit price includes all consumables, labor, staff support and work done both on-site and at Contractor's Lower-48 offices to complete the Scope of Work and issue the final report.

          . Standby charge of one thousand, five hundred dollars ($1,500) per crew per shift if access to the piping is not possible due to weather or other events that are beyond the control of PTI personnel. No standby will be charged if inspection is not possible due to Contractor equipment malfunction

     2.2  Reimbursable Expenses:
          ----------------------

          2.2.1 In addition to payment of Contractor's compensation set forth above, Contractor will be reimbursed for the actual costs of the item(s) listed below if such costs were incurred in accomplishing the work/services. All such reimbursable costs, in excess of twenty-five dollars ($25.00), must be substantiated with receipts.

                 .  Meals, lodging and transportation
                 . Air transportation between Vancouver, BC, or Bellingham, WA or Portland, OR, Missoula, MT and Anchorage, AK (the class of air travel shall be coach/economy class.)
                 . Other costs as authorized, in writing, by Operator's contract accountable manager ("CAM").
                 .  Mobilization and Demobilization of personnel and equipment

          2.2.2 In the event the services require travel to the North Slope of Alaska, Operator will furnish round trip air transportation from Anchorage to Prudhoe Bay, ground transportation at the North Slope and food and lodging, if required, for Contractor. In the event Operator is unable to provide the stated services, Contractor may be requested to make its own arrangements which will be considered reimbursable hereunder.

     2.3  Invoicing and Payments:
          -----------------------

          2.3.1  Invoicing:
                 ----------

                 (1) Not more often than each month Contractor will submit an original invoice supported by such documentation as Operator may reasonably require setting out Contractor's charges for work/services rendered during the previous month.
                 (2) Invoices shall bear this Contract Number 3845 be numbered serially and submitted to:

                      BP Exploration (Alaska) Inc.
                      Accounts Payable
                      PO Box 196611
                      Anchorage, Alaska  99519-6611

          2.3.2  Payments:
                 ---------

                 Operator will make payments to Contractor against Contractor's invoices within thirty (30) days after they are received within Operator's Accounts Payable Department. However, Operator may adjust Contractor's invoices for clerical errors or items which are not adequately supported by documentation. Payment by Operator of Contractor's invoices shall be without prejudice to Operator's right to audit Contractor's records and challenge the correctness of the invoices any time thereafter.

3.  TERM OF AGREEMENT:
    ------------------

     3.1  Term:
          -----

          The term of this Agreement shall commence August 13, 2001 and shall expire at midnight on December 31, 2001.

          3.2  Termination for Convenience:
               ----------------------------

               Operator may terminate this Agreement, in whole or in part, at any time for any reason whatsoever by giving thirty (30) days written notice to the Contractor. If this Agreement is so terminated, Contractor shall be paid by Operator only for reasonable demobilization costs (if applicable) and that portion of the work/services actually performed and for documented expenses incurred by Contractor and authorized by Operator prior to the date of termination. OPERATOR SHALL NOT BE HELD LIABLE FOR ANY OTHER DAMAGES OR FOR LOSS OF ANTICIPATED PROFIT ON ACCOUNT OF SUCH TERMINATION. Notwithstanding any partial termination of work/services, Contractor shall continue to perform and complete any remaining work/services required.

4.  SPECIAL PROVISIONS:
    -------------------

    4.1  A.  Operator's Contract Accountable Manager ("CAM"):
             ------------------------------------------------

             Operator's CAM having authority over all work/services performed under this Agreement, including health, safety, environmental and security matters, shall be Jon Phillips/Dominic Paisley (907) 659-5050.

         B.  Operator's Technical Representative:
             -----------------------------------

             Operator's Technical Representative shall be Kip Sprague (907) 564-4462 or his designee. Technical Representative will be responsible for the coordination and oversight of project.

    4.2  Operator's Contractual and Administrative Authority:
         ----------------------------------------------------

          All contractual and administrative matters pertaining to this Agreement shall be under the authority of:

          Name:    Traci L. Real
          Title:   Contracts Technical Assistant
          Company: BP Exploration (Alaska) Inc.
          Address: PO Box 196612
                   Anchorage, Alaska  99519-6612
          Phone:   907-564-5318
          Fax:     907-564-5587
          Email:   realtl@bp.com


    4.3  Contractor's Representative:
         ----------------------------

         Contractor hereby designates the following individual for the purposes of co-ordinating all matters relevant to this Agreement and having authority to make binding commitments in the name of Contractor:

         Name:     Mr. Joe Galbraith
         Address:  1077 Northern Blvd.
                   Roslyn, New York 11576

         Phone:    (360) 961-8383
         Fax:      (406) 363-7523
         Email:    profiletech@in-teh.com

    4.4  Health Safety and Environment ("HSE")
         -------------------------------------

         Contractor shall abide by the health, safety and environmental ("HSE") requirements set forth in ATTACHMENT 2 attached hereto and made a part hereof.

    4.5  Contractor's Insurance:
         -----------------------

         Contractor shall, at its sole expense, secure and maintain insurance in strict accordance with the provisions set forth in ATTACHMENT 1, Standard Insurance Requirements, attached hereto and made a part hereof.

    4.6  Amendment.
         ---------

         A. This Agreement shall only be amended, modified or changed by a
            writing,   executed by authorized representatives of the parties.
         B. The only authorized representatives of the parties are:

         (i)  Contractor:  Joe Galbraith or Phil Jones

         (ii) Operator:  Any contract engineer

         C. Any attempt to amend, modify, or change this agreement by either an unauthorized representative or unauthorized means shall be void.

    4.7 The terms and conditions set forth in Exhibit A, attached hereto, are made a part of this Agreement by reference thereto.

    4.8 The North Slope Clinic and Medevac Procedures set forth in Attachment 3, attached hereto, are made a part of this Agreement by reference thereto

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

     CONTRACTOR                          OPERATOR
     ----------                          --------

     Profile Technologies, Inc.          BP EXPLORATION (ALASKA) INC.

     By:  /s/ Joseph M. Galbraith        By:  /s/ Traci L. Real

     Printed Name:  Joseph M. Galbraith  Printed Name:  Traci L. Real

     Title:  Vice President,             Title:  Contracts Technical
             Field Operations                    Assistant

     Date:  August 16, 2001              Date:  August 16, 2001

                                   EXHIBIT A

                              TERMS AND CONDITIONS



1.   DEFINITIONS. (a) "Operator shall mean BP Exploration (Alaska) Inc. ("BPXA")
     ------------
and where the context so admits shall include its affiliates, officers, directors, employees and agents. (b) "Contractor" shall mean that company, individual or entity set forth and named on the first page of this Agreement and where the context so admits shall include its employees, agents and subcontractors. (c) "Working Interest Owners" are those companies that are joint interest owners with BPXA in various oil and/or gas producing fields or operations on Alaska's North Slope. A list of the Working Interest Owners is available upon request to the BPXA CAM.

2.   INDEPENDENT CONTRACTOR RELATIONSHIP.  Contractor shall be an independent
     ------------------------------------
contractor with respect to performance of all work hereunder and neither Contractor nor any party employed by Contractor shall be deemed for any purpose to be an employee, agent, servant, or representative of Operator in the performance of any work hereunder. Operator shall have no direction or control over Contractor, its employees, agents or subcontractors except in the results to be obtained, as the work contemplated hereby shall meet the approval of Operator. Operator shall have unlimited worksite access to determine whether work is being performed, by Contractor, in accordance with this Agreement. Contractor shall, at its own expense, replace any of its employees, agents or subcontractors whom Operator has reason to believe may be technically incompetent.

3.   INSURANCE.  Prior to the commencement of any work hereunder, Contractor
     ----------
shall deposit with Operator a certificate of insurance showing compliance with the requirements set forth in ATTACHMENT 1 hereto.

4.   INDEMNITY PROVISIONS
     --------------------

     Notwithstanding any other provision contained in this Agreement to the contrary, the parties agree as follows:

        a) From time-to-time during the term of this Agreement Operator may provide vehicles or equipment to Contractor for use under this Agreement. Whenever such a vehicle/equipment is being used or operated by any Contractor employee or agent, Contractor shall be responsible for any and all injury to or death of any and all persons and/or damage to or loss of property, including damage to or loss of the vehicle/equipment itself, that is caused by or is a result of Contractor's employee's or agent's use or operation of the vehicle/equipment and Contractor agrees to indemnify defend and hold Operator and its affiliates, officers, directors, employees, agents, and Working Interest Owners harmless from the same. Whenever Contractor is in possession or control of such a vehicle/equipment all insurances, as required elsewhere in this Agreement, will be primary to any insurance carried by Operator.

        b) Except as set forth in "a" above and "e" below, Operator (including Working Interest Owners) and Contractor each hereby releases and agrees to defend, indemnify, and hold the other party and their contractors harmless from and against all claims, demands, causes of action, suits, damages, liabilities, losses, and expenses including court costs and reasonable attorney's fees, and all loss, damage, injury, or death resulting to the indemnifying party's property or personnel, arising out of or in connection with the goods or services, or the performance of this Agreement (or, if applicable, any project authorization or temporary personnel authorization issued under this Agreement), whether or not such loss, damage, injury, or death is alleged to be due to the act, omission, negligence (whether contributory or joint) fault or strict liability of the indemnified party.

        c) Operator (including Working Interest Owners) and Contractor each hereby releases and agrees to defend, indemnify, and hold the other party and their contractors harmless from and against any claims, suits, causes of action, liabilities, costs, and expenses resulting from loss, damage, personal injury to or death of any third party to the extent of such indemnifying party's negligence, fault, or strict liability in causing such loss, damage, personal injury or death.

        d) Operator hereby releases and agrees to assume all liability for and shall defend, indemnify and hold Contractor harmless from and against any loss, damage, cost and expense, fine, penalty or remediation obligation, arising from pollution or contamination which originates below the surface of the land, sea bed or water and may result from blowout, fire, cratering, seepage or any other uncontrolled flow of oil, gas or mineral substance during the conduct of operations or the performance of this Agreement or the services hereunder, except to the extent such loss, damage, cost and expense, fine, penalty or remediation obligation is caused by Contractor's gross negligence or willful or reckless misconduct.

        e) Notwithstanding any other provision contained in this Agreement to the contrary, IN NO EVENT SHALL A PARTY BE INDEMNIFIED FROM ITS OWN SOLE NEGLIGENCE OR WILLFUL MISCONDUCT NOR SHALL ANY PARTY BE LIABLE, TO THE OTHER PARTY, FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF USE OF ASSETS OR LOSS OF PRODUCT OR FACILITIES DOWNTIME.

        f) In connection with the use of Operator's North Slope Clinic (procedures for such are available upon request to the BPXA CAM) by Contractor, its employees, agents, servants and/or subcontractors, Contractor will, irrespective of any provisions herein pertaining to insurance, indemnify, protect, save and hold Operator, its Working Interest Owners, and contractors harmless from and against any and all losses, claims, suits and judgments arising by reason of any acts of commission or omission done, caused or authorized by Operator, its officers, employees or subcontractors, including acts of passive or active negligence. Further, when in the sole discretion of Operator's medical staff it is deemed necessary to medevac one or more of Contractor's employees, agents, servants or subcontractors, Contractor will assume full responsibility for the cost of such medevac services and will render payment directly to the invoicing third party who has provided such services thereby relieving Operator and its Working Interest Owners of any and all obligations with respect to said medevac services.

        g)  Liens: Without in any way limiting the foregoing, Contractor will
            ------
            indemnify, protect, save, and hold Operator and its Working Interest Owners and their property harmless, free and clear of any liens, claims, assessments, fines, levies and/or stop notices asserted by any party, including but not limited to Contractor's subcontractors, suppliers, vendors, or materialmen and/or other liens based on overdue or other deficient handling of charges for labor, equipment and/or materials, provided that such is not the result of Operator's failure or refusal to perform any of its obligations hereunder. Furthermore, without limiting the foregoing, Contractor shall indemnify, defend and hold Operator harmless from any liens, actions, claims, suits, damages, assessments, or fines of whatsoever nature, including attorneys fees and costs, asserted by or on behalf of any employees of Contractor or employees of any of Contractor's subcontractors (of any tier) for unpaid or underpaid wages or benefits of whatsoever nature, including, but not limited to unpaid or underpaid trust fund contributions. Operator may, if it so elects, pay and discharge any liens or overdue charges for Contractor's subcontractors, suppliers, vendors, or materialmen, equipment and/or materials under or in conjunction with this Agreement and may thereupon deduct the amount or amounts so paid by Operator from sums due or which thereafter become due to Contractor hereunder. Before payments are made, by Operator, to Contractor, Operator may require Contractor to furnish proof that there are no unsatisfied claims for subcontractors, suppliers, vendors, or materialmen, materials, facilities, equipment, supplies, or wages and that all insurance coverages required by this Agreement were in full force and effect during the period Contractor rendered services pursuant to this Agreement.

        h)  Patents and Licenses: In addition to the indemnity provisions above,
            --------------------
            Contractor represents and warrants that the use or construction of any and all tools and equipment furnished or obtained by itself and used in the work performed hereunder does not infringe on any license or patent which has been issued or applied for, and Contractor agrees to indemnify and hold Operator and its affiliates, officers, directors, employees, agents, and Working Interest Owners harmless from any and all claims, demands, and causes of action of every kind and character, in favor of or made by any patentee, licensee or claimant of any right or priority to any such tool or equipment, or the use or construction thereof or intellectual property of any sort, which may result from or arise out of the furnishing or use of any such tool or equipment, by Contractor, in connection with the work performed under this Agreement, except when such tool or equipment is requested, by name, by Operator.

        i)  Attorney's Fees and Legal Costs: Each party agrees to reimburse the
            -------------------------------
            prevailing party for any and all necessary expenses, attorney's fees, and costs incurred in the non-judicial or judicial enforcement of any part of any of the indemnity agreements or lien provisions provided for herein.

        j) The exclusions of liability and indemnities herein shall apply to any such loss, damage, expense, injury, illness or death without regard to the cause(s) thereof including, without limitation, unseaworthiness, strict liability, ultrahazardous activity, breach of express or implied warranty, imperfection of material, defect or failure of equipment, defect or "ruin" or other condition of premises, or the joint or concurrent negligence or other fault of the indemnitee or its employees, agents or invitees.

5.  TAX LIABILITIES AND CLAIMS.  (a) Contractor shall defend, indemnify, and
    --------------------------
hold Operator and, when applicable, the Working Interest Owners, jointly and severally, harmless from and against any and all liability for (1) the payment of Contractor's legally due contributions or taxes for unemployment insurance, old age retirement benefits, pensions, annuities, wages and income taxes, business and occupational taxes; (2) any legally due sales, use, contract, ad valorem, or other taxes which are imposed upon the performance of this Agreement, or the ownership or use of any property employed in the performance of this Agreement, now or hereafter imposed by the Government of the United States or any state or political subdivision thereof, however measured. (b) Contractor shall reimburse Operator, on demand, for all such taxes or governmental charges, state or federal, which Operator may be required or deem it necessary to pay on account of the employees of Contractor or Contractor's subcontractors. Contractor shall furnish Operator, upon request, with the information required to enable Operator to make any necessary reports to state or federal authorities and to pay taxes or charges. Operator is authorized, at its election, to deduct all sums so paid for taxes and governmental charges from such amounts as may be or may become due to Contractor hereunder.

6.  LAWS, RULES AND REGULATIONS.  (a) Contractor, and its employees, agents and
    ----------------------------
subcontractors, shall observe and comply with all laws, rules and regulations, federal, stated and municipal, which are now or may become applicable to operations covered hereunder or arising out of the performance of such operations. (b) If for any reason within the sole control of either party a governmental agency determines that one of the parties has failed to comply with a valid law, regulation or order of such agency, the party determined to be in noncompliance shall promptly correct the same to the satisfaction of said agency. If, in connection with the foregoing determination of failure of compliance, the governmental agency issues an enforceable order to cease operations under this Agreement, the party in noncompliance shall be liable for all direct damages, incurred by the other party, which arise during the period of such cessation of operations. In the event the parties share joint control or direction and a governmental agency makes such a determination and issues such an order, then any direct damages arising during such period of cessation shall be borne equally by the parties. (c) In the event of an inspection by a governmental agency, Contractor shall immediately inform Operator's CAM or technical representative of the inspection.

7.  PERMITS.  In connection with its work hereunder, Contractor shall be
    --------
responsible for obtaining any and all permits, licenses and/or certifications presently required of which may become required by the Government of the United States or any state of political subdivision thereof except, however, where any law, rule or regulation expressly requires Operator to obtain the same.

8.  APPLICABLE LAW.  This Agreement and the relationship of the parties hereto
    ---------------
will be governed by and interpreted, in all respects, in accordance with the laws of the State of Alaska without regard to principles of conflicts law. Any action arising out of this Agreement shall be brought and maintained in Anchorage, Alaska.

9.  ACCESS TO LOCATION.  Operator shall secure for Contractor rights of access
    -------------------
to the land on which the work covered by this Agreement is to be performed, if such land is not held by Contractor. Operator shall advise Contractor of any limitations or restrictions affecting access and of Operator's rules for vehicle movement and Contractor shall abide by such limitations or restrictions. Should Contractor be denied free access to such site for any reason within Contractor's control, time lost by such denial shall not be charged to Operator.

10.  RIGHT TO AUDIT.  The accounts and books (in written or electronic form or
     ---------------
media) of Contractor and/or its subcontractors, which reasonably relate directly to the performance of obligations or Work contemplated by this Agreement, may be audited by Operator at reasonable times and from time-to-time, not only during the term of this Agreement, but for twenty-four (24) months after the date of its termination, or final payment, whichever occurs last. In the event that such audit or audits reveal any error or discrepancy of any nature whatever, such error or discrepancy will be promptly corrected and any amount owing or due to either Operator or Contractor, will be promptly paid by the other party. Operator shall have this right to audit Contractor's accounts and records only after delivery of written notice to Contractor in accordance with the provisions for notices set forth above. Operator shall have the right to make copies of documents audited and such copies shall become the property of Operator. All audit rights of Operator described herein are in addition to, and are not in any way in lieu of, all other rights of Operator in law or in equity.

11.  INTERNAL CONTROLS AND RECORDKEEPING.  Contractor shall keep full and
     ------------------------------------
accurate records providing substantiation of all expenses incurred and time expended hereunder.

12.  CONFIDENTIAL INFORMATION.  Contractor, and its employees, agents and
     -------------------------
subcontractors, who are or will be, performing services related to this Agreement understand that in the course of their work under this Agreement, that they may have access to BPXA records, files, documents, data or other information which, for financial, legal, competitive or other business reasons, BPXA does not want known, shared, used or otherwise disseminated or disclosed outside of BPXA (such information being known as "Confidential Information"). Some examples of Confidential Information are: prices of products or services purchased by BPXA; research, studies, analyses or information dealing with exploratory well production; and planning information, geoscience data and interpretations, prospect and lead outlines, lease acquisition strategies and budgets, items in research and development, scientific studies and analyses, training methods, new products or new uses for old products, vendor lists, contracts and licenses, purchasing plans, accounting records, business systems and computer programs, long-range planning and forecast assumptions, financial plans and results. These examples are merely meant to illustrate some possibilities and are by no means all-inclusive.

Contractor, and its employees, agents and subcontractors, who are, or will be, performing services under or related to this Agreement shall neither disclose to, nor share with, any non-BPXA employee, any Confidential Information (unless that person has a legitimate need to know such Confidential Information) nor will they use any BPXA Confidential Information in an improper, illegal or unethical manner or for their own personal gain.

IF CONTRACTOR, OR ITS EMPLOYEES, AGENTS AND SUBCONTRACTORS, WHO ARE OR WILL BE, PERFORMING SERVICES RELATED TO OR UNDER THIS AGREEMENT ARE IN DOUBT AS TO WHETHER SOMETHING IS OR IS NOT CONFIDENTIAL INFORMATION OR WHETHER CONFIDENTIAL INFORMATION SHOULD BE SHARED WITH SOMEONE THEY WILL FIRST ASK THE BPXA CAM BEFORE DISCLOSING/SHARING IT.

Contractor shall take all necessary and reasonable precautions to prevent Contractor's employees, officers, agents or subcontractors from improperly disclosing any Confidential Information.

This provision shall survive the expiration or termination of this Agreement and Contractor and Operator expressly recognizes that Contractor's acceptance of the terms of this provision is a material part of the consideration accepted by Operator in exchange for Operator entering into this Agreement.

13.  ASSIGNMENTS.  Contractor will not assign this Agreement without the prior
     ------------
written consent of Operator's CAM and any assignments made without such consent will be void. Operator may however assign this Agreement, and/or any of its rights or obligation hereunder, without the prior consent of Contractor.

14.  ALCOHOL AND OTHER DRUG ABUSE.  It is the policy of Operator to maintain a
     -----------------------------
work environment free from the influence of alcohol and other drug abuse. Accordingly, Operator prohibits the possession, use, distribution or sale of alcohol and/or illicit drugs and controlled substances in the workplace or when conducting business on Operator's behalf, and requires employees and non-employees to be free from alcohol and/or illicit drugs and controlled substances upon entering Operator's owned, leased, or operated premises (hereinafter referred to as "Premises").

Contractor shall inform its employees, subcontractors and agents of BPXA's alcohol and other drugs policy, including the fact that they will be subject to search, by Operator or by Operator's security contractor, on their persons, and in Operator's work areas, living quarters, vehicles, lockers, and other property while individuals are entering, on, or leaving Operator's Premises. Any alcohol and/or illicit drugs or controlled substances found on Operator's Premises will be confiscated. Any incident involving illicit drugs or controlled substances will be brought to the attention of the appropriate law enforcement agency and Operator shall provide its full cooperation in prosecuting such matters. Contractor personnel violating this policy will be immediately removed from Operator's Premises, by Contractor, at Contractor's expense.

Operator's management may, on occasion, by written exception to Operator's policy, provide for the consumption or possession of alcohol on Operator's Premises.

15.  FIREARMS, TRAPPING, ETC.  The use and/or possession of firearms, trapping
     ------------------------
devices, or any other similar device, by Contractor, its employees or its subcontractors for any purpose associated with this Agreement is hereby prohibited. Breach of this provision by Contractor, its employees or its subcontractors shall be deemed a material breach of this Agreement and Operator shall have the right to immediately terminate this Agreement for cause. No further action (including compliance with the provisions of Paragraph 18 below) is required by Operator.

16.  EQUAL OPPORTUNITY.  To the extent that this Agreement may be subject to
     ------------------
Executive Order 11246, as amended, the equal opportunity provisions
(41 CFR 60-1) are incorporated by reference. To the extent required by applicable laws and regulations, this Agreement also includes and is subject to the affirmative action clauses concerning qualified handicapped individuals, disabled veterans and veterans of the Vietnam Era (41-CFR 60-741.4 and 60-250.4) which are incorporated by reference. Contractor agrees that in the performance of this Agreement, it will comply with the requirements of these regulations and orders.

17.  WAIVERS.  None of the requirements of this Agreement may be waived, by
     --------
either party, unless done in writing (a fax or email shall suffice). Any failure by either party to enforce or require strict observance of performance by the other party or any of the terms or conditions hereof shall not constitute a waiver of such terms and conditions of the right of the parties at any time thereafter to require specific performance or to otherwise avail themselves of such remedies as it may have as the result of any breach of such terms and conditions.

18.  TERMINATION FOR MATERIAL BREACH  Each party hereto shall have the right to
     -------------------------------
terminate this Agreement in the event of a material breach by one party if such breach is not remedied within ten (10) days after notice of such from the other party. No waiver by either party of any default or breach on the part of one party will affect the rights or remedies of either party hereto in the event of subsequent violation or breach. In no event will either party be liable to the other for indirect, special, incidental or consequential damages, including, but not limited to, loss of profits, loss of use of assets or loss of product or facilities downtime. No termination of this Agreement, however accomplished, will have any retroactive effect such as forgiving or otherwise diminishing or extinguishing liabilities or payment obligations that have accrued prior to such termination. [The enumeration in this paragraph or other paragraphs of Operator's rights of termination shall not act in derogation of any rights that Operator has, under this Agreement, at law, or in equity, to terminate this Agreement.

19.  FORCE MAJEURE.  Neither Operator nor Contractor shall be responsible for
     --------------
failure to perform the terms of this Agreement when performance is prevented by force majeure, provided that (1) notice and reasonably full particulars are given, within a reasonable time, to the other party and (2) that the cause of such failure or omission is remedied, so far as possible, with reasonable dispatch. The term force majeure shall mean acts of God, earthquakes, fire, flood, war, civil disturbances, governmentally imposed rules, regulations or moratoriums, or any other cause whatsoever whether similar or dissimilar to the causes herein enumerated, not within the reasonable control of either party which through the exercise of due diligence, a party is unable to foresee or overcome. In no event shall the term force majeure include normal or reasonably foreseeable or reasonably avoidable operational delays.

20.  CHANGES.  Operator's CAM or technical representative, within the general
     --------
scope of this Agreement, may, at any time, by notice to Contractor, issue additional instructions, require additional work or direct the omission of work covered by this Agreement. In such event, there will be made an equitable adjustment in price and time of performance, but any claim for such an equitable adjustment must be made in writing (a fax or email shall be sufficient) within thirty (30) days of receipt of Operator's notice. No adjustment in price and/or time of performance shall be recognized unless such adjustment takes the form of an amendment to this Agreement.

21.  PUBLICITY.  Contractor shall not release any information for publication or
     ----------
advertising purposes relative to the material, equipment, and/or services furnished under this Agreement without the prior written consent of Operator's CAM (a fax or email shall be sufficient).

22.   INTEGRATION.  This instrument and any referenced attachments appendices or
      ------------
exhibits hereto embodies the entire agreement of the parties. There are no promises, terms, conditions or obligations exchanged between the parties other than those contained herein; and this Agreement shall supersede all previous communications, representations or agreements, either oral or written, between the parties hereto. The execution, by Operator, of any receipts, work orders, job tickets, invoices, or similar document prepared by Contractor and containing any contrary or additional terms to the terms set forth in this Agreement shall not modify or add to the terms of this Agreement, nor shall it create a new Contract.

23.  PARAGRAPH AND SECTION HEADINGS:  The headings, identifiers, and labels
     ------------------------------
applied to any paragraph or section of this Agreement are for convenience only and no such heading or identifier shall have any effect on the rights and responsibilities of the parties under this Agreement.

24.  PERSONAL PROTECTIVE EQUIPMENT.  Prior to commencing any work under this
     ------------------------------
Contract, Contractor shall ensure that its employees have all the necessary protective clothing and protective equipment to safely perform the work. Such equipment may include, but is not necessarily limited to: arctic gear, respiratory protection equipment, goggles, face shields, special clothing, flotation equipment and survival suits. UNLESS EXPRESSLY STATED OTHERWISE IN THIS CONTRACT, PROVISION OF ALL NECESSARY PROTECTIVE CLOTHING AND PROTECTIVE EQUIPMENT SHALL BE THE SOLE RESPONSIBILITY OF THE CONTRACTOR, AND SHALL NOT BE REIMBURSED BY OPERATOR.

25.  SUBCONTRACTORS:
     --------------

Upon request, Contractor shall furnish to Operator's CAM copies of any proposed or existing subcontracts or agreements. Review by Operator of Contractor's subcontracts or agreements shall not relieve Contractor of responsibility for its subcontractors and their performance.

Except as otherwise specifically approved, in writing (a fax or email shall be sufficient), by Operator's CAM, Contractor agrees to include all appropriate Contract provisions in all subcontracts, with appropriate modifications to reflect the proper rights, responsibilities and relationships of Operator, Contractor and subcontractor, such that all rights conferred to Operator by this Contract shall not be affected or diminished by any subcontract.

There shall be no contractual relationship between Operator and any subcontractor with respect to Work under this Contract. Contractor shall be fully responsible to Operator for the acts and omissions of any subcontractor as Contractor is for its own acts and omissions. Contractor shall inspect and expedite subcontract Work and promptly report, to Operator, any defects in such Work, or the performance thereof that adversely affects the proper execution of Work.

26.  WARRANTY:  Contractor warrants that all Work shall be accomplished in
     --------
accordance with the requirements of this Contract and shall be adequate for its intended use.

Any errors of omissions in the Work which are reported to Contractor within one
(1) year of completion of the Work, or such longer period of time as may be provided by law, shall be expeditious corrected by Contractor without additional charge to Operator.

27.  Deleted

28.  ORIGINAL WORKS OF AUTHORSHIP.  All original works of authorship fixed in
     ----------------------------
any tangible medium of expression (hereafter collectively referred to as "creative materials") developed specifically for Operator under this Agreement including, but not limited to, written reports, software, videos, manuals, charts, photo-graphs and designs, which are covered by the definition of "work for hire" under 17 U.S.C. 101 of the U.S. Copyright Act of 1976, shall be considered "work for hire," and Operator shall be the owner of all copyrights in any such works. Operator and its nominee will have the unencumbered right to extend ownership rights to others to copyrights in any such works. As to any such creative materials developed specifically for Operator which are not covered under the aforementioned "work for hire" definition of the Copyright Act, such that Contractor (including any employee or agent of Contractor) is regarded as the copyright author and/or owner, then Contractor agrees to and hereby assigns and, for its employees and/or agents, will cause assignment, to Operator or its nominee, of all rights throughout the world, including copyright in and to the creative material. Operator will have an unencumbered right to extend ownership rights to others in such creative materials.

Contractor shall not receive any intellectual property rights or licenses in any Work, work for hire or creative materials as a result of services performed hereunder.

                                  ATTACHMENT 1

                        STANDARD INSURANCE REQUIREMENTS


1.  Coverage
    --------

    Contractor will, at its sole expense, secure and maintain and will file with Operator (on behalf of Operator and Working Interest Owners, jointly and severally) proper and acceptable evidence of the following described insurance coverages, which coverages will be secured with insurance companies acceptable to Operator and shall be primary to any coverage carried by Operator which may cover the work specified in this Agreement.

    a.  Workers' Compensation Insurance and Occupational Disability Insurance in
        ---------------------------------------------------------------------
        compliance with the laws of all applicable state and federal jurisdictions where the work is performed and the state in which Contractor is domiciled covering all employees engaged in the performance of work specified in this Agreement, including coverage for:

        (1) Employer's liability with a limit of not less than $1,000,000 per accident;

        (2) An endorsement providing that a Workers' Compensation claim brought against Operator or Working Interest Owners by an employee of Contractor will be, with respect to the insurance provided by Contractor, treated as a claim against Contractor;

        In the event the compensation terms of this Agreement indicate that Operator will reimburse Contractor for the cost of Workers' Compensation insurance, the maximum reimbursement Operator will make to Contractor will be calculated utilizing the appropriate premium rate for a guaranteed cost program as contained in the current National Council on Compensation Insurance manual or the standard premium derived from the manual rate, whichever is less.

    b.  Comprehensive General Liability Insurance with contractual liability
        -----------------------------------------
        coverage limits for services performed, including equipment rental, of not less than $2,000,000 per occurrence for bodily injury, sickness, or death, and $2,000,000 per occurrence for property damage, including the following coverages:

        (1)  Premises Operations coverage;

        (2)  Independent Contractor's coverage;

        (3)  Contractual Liability for assumed liabilities;

        (4)  Products and Completed Operations coverage;

        (5) Coverage for explosion, collapse and underground property damage (Premises and Contractual);

        (6) Contractor's Protective Liability, covering liability for work performed by a subcontractor.

    c.  Comprehensive Automobile Liability Insurance covering all owned, non-
        --------------------------------------------
        owned, hired and rented vehicles used by Contractor with limits of not less than $2,000,000 combined single limit for bodily injury, sickness or death per occurrence and $2,000,000 for loss or damage to property in any one occurrence.

2.  Certificates
    ------------

    Contractor shall obtain and deposit with Operator prior to the commencement of operations hereunder certificates of insurance indicating the respective coverages and endorsements set forth herein. Such insurance policies will not be cancelled or materially altered unless at least thirty (30) days prior written notice of such cancellation or material change is provided to Operator. All applicable policies and certificates will reference the applicable Contract Number.

3.  Additional Insured
    ------------------

    Contractor will cause Operator and its parent and affiliated corporations, officers, directors, employees, agents and Working Interest Owners and their respective parent companies to be named as additional insured to all insurance policies specified in subparagraphs 1.b. through d. above, but only as respects liability incurred as a result of Contractor's operations under this Agreement. Such insurance policies shall also contain a provision or endorsement that coverages provided hereunder are primary and underlying to any insurance coverages carried by Operator or Working Interest Owners.

4.  Waiver of Subrogation
    ---------------------

    Contractor will furnish Operator a waiver of the rights of subrogation and recovery and recoupment by each of its carriers in favor of Operator and Working Interest Owners and their respective parent companies and affiliates with respect to each of Contractor's policies of insurance.

5.  Subcontractors Insurance
    ------------------------

    Contractor will require and ensure that all subcontractors, if any, engaged by Contractor carry the minimum insurance coverage in the amounts specified herein and evidenced by policies in the form required of Contractor hereunder.

6.  Notices of Occupational Injury
    ------------------------------

   Whenever an employee of Contractor or Subcontractor suffers an occupational injury or an occupational disease because of work performed under this Agreement, and such injury or disease is required by the workers' compensation or occupational disease laws to be reported to the proper authorities, copies of such report shall be furnished promptly by Contractor to Operator's safety and operational representatives except as limited by law or confidentiality obligations of Contractor.

                                  ATTACHMENT 2

           STANDARD HEALTH, SAFETY AND ENVIRONMENTAL CONTRACT CLAUSES


Everybody who works for BP Amoco, anywhere, is responsible for getting HSE right. Good HSE performance and the health, safety and security of everyone who works for us are critical to the success of our business. Our goals are simply stated - no accidents, no harm to people and no damage to the environment.

1. When working under this Contract, Contractor shall comply with and shall ensure that its employees, agents and subcontractors comply with the HSE Plan developed pursuant to this Attachment and Operator's current HSE requirements (e.g. Alaska Safety Handbook, North Slope Field Environmental Handbook, and, where applicable, other Operator specified HSE procedures).

2. Prior to commencing any work under this Contract, HSE management systems commensurate with the identified risks shall be in place. Contractor and Operator's contract accountable manager (the "CAM") shall prepare a plan for the management of all HSE aspects of the work (the "HSE Plan"). The HSE Plan must be in writing and signed by the CAM and Contractor. The HSE Plan shall contain the following elements:

    .   a review of the scope of work
    .   identification of HSE hazards (including legal and regulatory requirements)
    .   assessment of the risk of HSE hazards identified
    . a description of the controls, safeguards, and mitigation measures that will be implemented to manage the HSE risks
    . a description of Contractor and Operator organizational interfaces (the "Interface Document") to be used in the execution of the scope of work and application of their HSE management systems
    . a statement of an action plan to resolve any deficiencies identified during the development and implementation of the HSE Plan
    . a self assessment and compliance system that will assure adherence to the HSE Plan, and assure that any deficiencies identified in the HSE Plan are expeditiously resolved
    .   HSE performance targets for the scope of work
    . The means for implementing both the Environmental Auditing Policy Statement, 9 July 1986 (51 Federal Register 25004) and the Statement of
        Policy: Incentive for Self-Policing, 22 December 1995 (60 Federal Register 66706) and any amendments thereto

    Any changes to the HSE Plan must be in writing and signed by the CAM and Contractor. Unless otherwise specified in the Contract, both parties shall bear their own costs incurred in the development and implementation of the HSE Plan. If, for any reason, the parties are unable to agree upon an HSE Plan, either party may terminate this Contract upon three (3) days notice to the other party. Without the need for an amendment, the HSE Plan and any changes thereto shall become part of the Contract.

3. At predetermined intervals set forth in the HSE Plan, Contractor shall report to the CAM on the status of its performance against the HSE Plan targets and progress on any corrective actions being taken.

4. Contractor shall, if requested by Operator, promptly provide Operator with all notes, reports (including without limitation, environmental audit reports), memoranda, correspondence, records, and other documentation (in any media) relating to any HSE requirements in this Contract, including, without limitation, the requirements in this Attachment and compliance with the HSE Plan .

5. Prior to commencing any work under this Contract, Contractor shall inform its personnel as well as those of its subcontractors of:

    . the working conditions at the site, including the hazards and risks associated with the scope of work, and the HSE management systems, including without limit the HSE Plan, used as safeguards

    . the need to immediately notify their supervisor of all HSE risks which they believe not to be under adequate control, in order that action may be taken to prevent potential HSE incidents.

6. Prior to commencing any work under this Contract, all Contractor supplied personnel (including personnel supplied by any subcontractors) shall successfully complete North Slope Training Cooperative instruction, appropriate to the work being performed. In addition, Contractor shall ensure that all of these personnel are trained and competent to perform their tasks in an appropriate HSE manner.

7. Contractor shall notify Operator of any of the following events which may occur under this Contract. All notifications shall be given immediately after Contractor's discovering or being informed of the circumstances requiring the notification and shall be communicated both orally and in writing to the CAM.

    . the release (or suspected release) of a Hazardous Material, as defined below (this is in addition to the reporting obligations for release of any substance as required in the North Slope Field Environmental Handbook); . Contractor's response to such release (or suspected release); . any violation (or suspected violation), by Contractor or any of its subcontractors, of an HSE Law (as defined below) or any of Operator's current HSE requirements;
    . the receipt by Contractor or any of its subcontractors of notice of any alleged violation of any HSE Law or of any proposed debarment, suspension, or ineligibility of Contractor by any governmental authority;
    . any inspection or notice of inspection of work or a work site related to the Contract by any governmental authority;
    . any claim, demand, action, allegation, investigation or proceeding being commenced or asserted or, to the knowledge of Contractor, threatened, alleging any failure by Contractor or any of its subcontractors to comply with any HSE Law or alleging potential responsibility for the release of a Hazardous Material;
    . the death of any employee of Contractor or its subcontractors while performing work under the Contract
    .   any failure to comply with the HSE Plan

8. When performing all obligations hereunder, Contractor shall comply with all specific instructions of Operator with regard to health, safety and environmental concerns, regardless of whether such instructions are based upon a specific law, regulation or order of any governmental authority. Contractor assumes all responsibility for the proper storage, transportation, handling and disposal of all Hazardous Material generated by Contractor as a result of materials supplied by Contractor. Further, notwithstanding any other clause or provision contained in the Contract to the contrary, Contractor hereby assumes responsibility for all spills of oil, oil base substances and/or Hazardous Materials which arise out of or otherwise pertain to this Contract and are attributable to Contractor and with respect to such occurrences, Contractor will indemnify, protect, save and hold Operator and its affiliates, officers, directors, employees, agents, and Working Interest Owners harmless from and against any and all losses, claims, suits and judgments.

9. Contractor shall comply with all state and federal regulations governing Hazardous Materials and will ensure prompt and proper response to any spill. Copies of written spill reports and reports regarding action taken will be forwarded to Operator's CAM, by the Contractor as soon as they become available to the Contractor.

10. Contractor shall ensure (through an auditable means) that its personnel and its subcontractors' personnel are, and remain, medically fit for assigned duties. No unstable medical conditions are acceptable at remote sites (e.g. unstable medical conditions include: heart disease, respiratory disease, metabolic disease such as diabetes, neurological disease such as epilepsy, and psychiatric disease). A remote site is defined as those areas, on the North Slope, which are outside of the PBU-WOA, MPU, END and/or Badami emergency medical response capabilities.

11. Contractor shall ensure that its personnel and those of its subcontractors who are to work at remote sites have appropriate medical testing performed prior to arrival on site. This medical testing should include tests to detect unstable medical conditions.

12. Prior to commencing any work under this Contract, Contractor shall advise Operator's regional Physician's Assistant in writing, of any known medical disability or condition of any personnel which may pose a threat to his/her own health and safety, or the health and safety of others at the work site.

13. Contractor and its subcontractors shall satisfy all OSHA required compliance programs, including but not limited to first aid training requirements, hazard communication, respirator employee assessment and fit testing and baseline audiometric testing.

14. In connection with the use of Operator's North Slope Clinic (procedures for such are included herein by attachment) by Contractor, its employees, agents, servants and/or subcontractors, Contractor will, irrespective of any provisions in the Contract to the contrary, indemnify, protect, save and hold Operator, its Working Interest Owners, and contractors harmless from and against any and all losses, claims, suits and judgments arising by reason of any acts of commission or omission done, caused or authorized by Contractor, its officers, employees or subcontractors, including acts of passive or active negligence. Further, when in the sole discretion of Operator it is necessary to medevac one or more of Contractor's employees, agents, servants or subcontractors, Contractor will assume responsibility for the cost of such medevac services and will render payment directly to the invoicing third party who has provided such services thereby relieving Operator and its Working Interest Owners and its contractors of any and all obligations with respect to said services.

15. It is the policy of Operator to maintain a work environment free from the influence of alcohol and other drug abuse. Accordingly, Operator prohibits the possession, use, distribution or sale of alcohol and/or illicit drugs and controlled on the Operator's owned, leased, or operated premises ("Premises") or when conducting business on Operator's behalf, and requires Contractor's employees, subcontractors and agents to be free from alcohol and/or illicit drugs and controlled substances on the Premises. Contractor will maintain a similar policy regarding its own premises and will inform its employees, subcontractors and agents of those policies, including the fact that their persons, work areas, living quarters, vehicles, lockers, and other personal property will be subject to search at any time and for any reason by Operator (or Operator's agents) while they are entering, on or leaving the Premises. Any alcohol and/or illicit drugs or controlled substances found on the Premises will be confiscated. Any incident involving illicit drugs or controlled substances will be brought to the attention of the appropriate law enforcement agency and Operator shall provide its full cooperation in prosecuting such matters. Contractor personnel violating this policy will be immediately removed from the Premises by Contractor at Contractor's expense. Operator's management may, on occasion, by written exception to Operator's policy, provide for the consumption or possession of alcohol on the Premises.

16. Contractor shall have a program for drug and alcohol abuse prevention and random testing that is equivalent in scope and objectives to the BPXA Drug and Alcohol Abuse Policy appropriate to the scope of work being performed. Contractor shall have a program for medical review and maintenance of records for drug and alcohol testing programs and OSHA mandated compliance programs.

17. Prior to commencing any work under this Contract, Contractor shall ensure that its employees have all the necessary protective clothing and protective equipment to safely perform the work. Such equipment may include, but is not necessarily limited to: arctic gear, respiratory protection equipment, goggles, face shields, special clothing, flotation equipment and survival suits. UNLESS EXPRESSLY STATED OTHERWISE IN THIS CONTRACT, PROVISION OF ALL NECESSARY PROTECTIVE CLOTHING AND PROTECTIVE EQUIPMENT SHALL BE THE SOLE RESPONSIBILITY OF THE CONTRACTOR, AND SHALL NOT BE REIMBURSED BY OPERATOR.

      . All Contractor employees working in an area where safety-toed foot gear is required must wear safety-toed foot gear with a minimum 1/2" heel which otherwise is in compliance with ANSI Specification Z41-1.

      . All Contractor personnel will wear approved ANSI Standard Z89.1 hard hats and approved ANSI Standard Z87.1 safety glasses with side shields in all locations where Operator has indicated such are to be worn.

      . All Contractor personnel reporting to work at Operator's job site shall report equipped with arctic clothing adequate for the working environment to which they are assigned. Such required clothing shall include, but is not necessarily limited to, the following:

          . those who are seldom required to go out doors: insulated parka, lined gloves, arctic packs with liners

          . personnel having frequent occasion to go out doors, but who would not have extended work assignments outside: insulated parka, balaclava wool cap, lined gloves, safety-toed arctic packs with liners, safety-toed insulated shoes

          . all others: insulated parka and insulated pants (may be substituted for insulated coveralls), insulated coveralls, balaclava wool cap, lined gloves, polar mittens, face mask, safety-toed arctic packs with liners or bunny boots, safety-toed insulated shoes

      . fire retardant clothing (FRC) is required as applicable per the Alaska Safety Handbook.

18. Contractor shall be required to have immediate access to Operator's North Slope base communications center operator as a condition of working for Operator on the North Slope. If Contractor's work requires its employees to be in a remote site, or any North Slope location which does not have a reliable communication access to Operator's main communications center, Contractor, prior to commencing work at such location shall obtain proper communication equipment to provide immediate contact with Operator's base communications center.

19.   Contractor and its subcontractors shall:

      . maintain, at the work site, copies of all permits required for the work being performed, including environmental permits and ensure that their personnel are aware of the terms of such permits;

      . keep the work site as clean and tidy as is reasonably practicable under the circumstances, to minimize the risk of causing injury to persons, damage to the environment or property or delays in completing the work;

      . upon completion of the work, promptly clear away and remove from the work site all surplus materials and equipment and leave all areas in a clean and tidy condition to the satisfaction of Operator's representative at the work site.

      . provide continuous adequate protection at the work site of Operator's personal property and the Premises, and take all reasonable precautions for the safety of all persons on the work site, and comply and cause Contractor's employees, subcontractors and agents and others entering the

      Premises in the performance of the work or in connection therewith to comply with all safety rules of Operator and applicable provisions of federal, state or local safety laws, rules or regulations necessary to prevent damage or injury to any and all property and persons.

20. Contractor shall provide material safety data sheets (MSDSs - OSHA Form 174 or equivalent), in accordance with OSHA Hazard Communication Standard 29 CFR part 1910.1200(g) for chemical products Contractor intends to use, prior to locating such products on the Premises. Contractor shall ensure that any chemical products used are properly labelled in accordance with 29 CFR part 1910.1200. MSDSs shall be provided to Operator's representative as follows:

      BP Exploration (Alaska), Inc.
      Attn: Staff MSDS Administrator, HSE Assurance, MB2-6
      P.O. Box 196612
      Anchorage, Alaska  99519-6612

21. Definitions. As used in this Attachment and in this Contract, the following terms shall have the following definitions:

        a. "HSE Laws" means Laws relating to the protection of human health, safety, natural resources or the environment.

        b. "Hazardous Materials" means all chemicals, materials, substances, or wastes that are regulated, designated, defined or included in any definition under any HSE Law as dangerous, hazardous, radioactive or toxic or as a pollutant or contaminant, including, without limitation, petroleum or petroleum products.

        c. "Laws" means all federal, state and local laws (whether under common law, statute, ordinance, rule, regulation or otherwise), permits, orders, decrees, judgments, guidelines, standards, policies and other requirements of governmental authorities, whether existing now or enacted, adopted or amended during the term of this Contract.

                                  ATTACHMENT 3

                   NORTH SLOPE CLINIC AND MEDEVAC PROCEDURES


BP Exploration (Alaska) Inc. supports a North Slope medical clinic at the Base Operations Camp which provides certain urgent and acute care capabilities for North Slope contractor/subcontractor employees. The medical facility is not a "general practice" center, and should not be utilized for routine care by any employee. In an emergency, the Clinic staff will respond and function as a triage center for the injured or ill employees.

When either emergency or non-emergency medical care of injured and/or ill BP Exploration (Alaska) Inc. contractor/subcontractor employees is requested, their medical care becomes the responsibility of Physician's Assistants working under a collaborative agreement with the BP Exploration (Alaska) Inc. Medical Advisor. Therefore, the BP Exploration (Alaska) Inc. medical department will make the emergency medical care decisions and referrals necessary to provide the employee with the appropriate level of care as expeditiously as possible.

As soon as the required emergency medical care is provided and medevac/referral arrangements are confirmed, BP Exploration (Alaska) Inc. will contact the appropriate contractor/subcontractor supervisors and/or their home office with pertinent information regarding the patient's status. The patient's condition, destination, mode of transportation, ETA, hospital requested, treating physicians (if known), and other available information will be given to the contractors/subcontractors and BP Exploration (Alaska) Inc. departments through proper channels.

Further, when in the sole discretion of Operator it is necessary to medevac one or more of Contractor's employees, agents, servants or subcontractors, Contractor will assume responsibility for the cost of such medevac services and will render payment directly to the invoicing third party who has provided such services thereby relieving Operator of any and all obligations with respect to said services.

Adherence to established medevac procedures and Clinic protocol will help ensure competent and efficient medical care for all North Slope employees.